Acorn Completes $2.4M Rights Offering and Repurchases

19% Stake in its OmniMetrix™ Remote Monitoring

and Control Subsidiary, Raising its Ownership to 99%

Wilmington, DE – July 1, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines, air compressors and other industrial equipment, today announced that it has successfully completed its Rights Offering, raising $2.4 million in gross proceeds. Acorn also announced that it has utilized a portion of the rights offering proceeds to complete the planned reacquisition of a 19% interest in its OmniMetrix, LLC subsidiary for $1.273 million. The purchase price was based on terms established in November 2015 at the time of the original investment. The purchase raises Acorn’s OmniMetrix ownership from 80% to 99%, with the remaining 1% owned by OmniMetrix’s CEO.

The balance of the rights offering net proceeds are intended to provide OmniMetrix with additional sales and marketing resources to facilitate expansion into additional geographic markets and new product applications, to support next-generation product development and for general working capital purposes.

Pursuant to the Rights Offering, Acorn securityholders and parties to a Backstop Agreement purchased 9,975,553 shares of Acorn common stock for $0.24 per share.

Acorn CEO, Jan Loeb, commented, “The successful completion of the Rights Offering has enabled Acorn to increase our ownership of OmniMetrix to 99% on attractive terms for our shareholders and in partnership with OmniMetrix’ CEO, Walter Czarnecki, who owns the remaining 1%.

“We are also now well-funded to drive growth in the business through focused investments in additional sales and marketing resources to expand our business development reach, with a particular focus on the substantial opportunities to expand our reach into the standby-generator market. We are also positioned to support R&D investments in new product applications and the development of next-generation monitoring and control products to further enhance our long-term potential.”

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 24 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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